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                                                                      EXHIBIT 21


                             PRINCIPAL SUBSIDIARIES


                                                      Jurisdiction in Which
Name of Subsidiary                                  Organized or Incorporated
------------------                                  -------------------------

Consolidated Subsidiaries:
J&L America, Inc.                                       Michigan, United States

Consolidated Subsidiaries of J&L America, Inc.:
J&L Industrial Supply U.K. (branch)                     England
J&L Werkzeuge und Industriebedarf G.m.b.H.              Germany
GRS Industrial Supply Company                           Michigan, United States
Strong Tool Company                                     Ohio, United States
Production Tool Sales, Inc.                             Texas, United States
Abrasive & Tool Specialties Company                     Utah, United States